U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person*

    CB Capital Investors, LLC ("CBCI, LLC") (FN 1)
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   (Last)               (First)                 (Middle)

   c/o Chase Capital Partners

   380 Madison Avenue - 12th Floor
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                                    (Street)

   New York               New York              10017
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   (City)               (State)                 (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

   1/1/2000
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3. IRS Identification Number of Reporting Person, if an entity (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

   TeleCorp PCS, Inc. ("TLCP")
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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

|_|   Director                             |X|   10% Owner
|_|   Officer (give title below)           |_|   Other (specify below)

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6. If Amendment, Date of Original (Month/Day/Year)

   11/23/1999
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7. Individual or Joint/Group Filing (Check applicable line)

   |_| Form filed by One Reporting Person

   |X| Form filed by More than One Reporting Person

================================================================================

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock                  14,785,692                  D
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock                     352,956                  I                    By TeleCorp Investment Corp., L.L.C.
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

* If the Form is filed by more than one Reporting Person see instruction
5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                           2. Date Exercisable         (Instr. 4)                                          Derivative
                              and Expiration Date   ---------------------------------    4. Conver-        Security:
                              (Month/Day/Year)                             Amount           sion or        Direct      6. Nature of
                           ----------------------                          or               Exercise       (D) or         Indirect
                             Date       Expira-                            Number           Price of       Indirect       Beneficial
1. Title of Derivative       Exer-      tion                               of               Derivative     (I)            Ownership
   Security (Instr. 4)       cisable    Date        Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
Class C Common Stock         (FN 2)     N/A         Class A Common         27,489        1 for 1        D
                                                    Stock
------------------------------------------------------------------------------------------------------------------------------------
Class C Common Stock         (FN 2)     N/A         Class A Common            575        1 for 1        I              By TeleCorp
                                                    Stock                                                              Investment
                                                                                                                       Corp., L.L.C
------------------------------------------------------------------------------------------------------------------------------------
Class D Common Stock         (FN 2)     N/A         Class A Common        199,522        1 for 1        D
                                                    Stock
------------------------------------------------------------------------------------------------------------------------------------
Class D Common Stock         (FN 2)     N/A         Class A Common          3,780        1 for 1        1              By TeleCorp
                                                    Stock                                                              Investment
                                                                                                                       Corp., L.L.C.
------------------------------------------------------------------------------------------------------------------------------------

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

Explanation of Response:

(1) Pursuant to an internal reorganization effective as of January 1, 2000, (i) CB Capital Investors, LLC ("CBCI, LLC") became the successor to CB Capital Investors, L.P. ("CBCI, LP"), (ii) CB Capital Investors, Inc. ("CBCI, Inc.") became the managing member of CBCI, LLC, and (iii) Chase Capital Partners ("CCP") became the manager, by delegation, of CBCI, LLC, pursuant to a master advisory agreement with CBCI, Inc. The internal reorganization changed CBCI, LP's name and form of organization but did not alter the proportionate interests of its ultimate security holders.

(2) These shares are convertible at the option of the holder after receipt by the issuer of an opinion of regulatory counsel that Class A Common Stock and Voting Preference Stock can vote and be treated as a single class of stock with one vote per share and the affirmative vote of the holders of 66 2/3% or more of the Class A Common Stock.


                      CB CAPITAL INVESTORS, LLC

                      By: Chase Capital Partners, as Manager


                      By: /s/                                  February   , 2000
                          ---------------------------------    -----------------
                                                                     Date

                      Title: _________________________of Chase Capital Partners

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

---------------------------------------------------------------------------------------------------------------------------


                                                           Date of Event                                       Title and
    Name and Address of        Designated Reporter(1)   Requiring Statement        Issuer Name, Ticker         Amounts of
      Reporting Person                                                              or Trading Symbol           Security

---------------------------------------------------------------------------------------------------------------------------
John R. Baron                CB Capital Investors, LLC    January 1, 2000      TeleCorp PCS, Inc. ("TLCP")    See Table II
c/o Chase Capital Partners                                                                                   and FN 2 above
380 Madison Avenue 12th
Floor
New York, NY 10017
---------------------------------------------------------------------------------------------------------------------------
Mitchell J. Blutt            CB Capital Investors, LLC    January 1, 2000      TeleCorp PCS, Inc. ("TLCP")    See Table II
c/o Chase Capital Partners                                                                                   and FN 2 above
380 Madison Avenue 12th
Floor
New York, NY 10017
---------------------------------------------------------------------------------------------------------------------------
Chris C. Behrens             CB Capital Investors, LLC    January 1, 2000      TeleCorp PCS, Inc. ("TLCP")    See Table II
c/o Chase Capital Partners                                                                                   and FN 2 above
380 Madison Avenue 12th
Floor
New York, NY 10017
---------------------------------------------------------------------------------------------------------------------------
Arnold L. Chavkin            CB Capital Investors, LLC    January 1, 2000      TeleCorp PCS, Inc. ("TLCP")    See Table II
c/o Chase Capital Partners                                                                                   and FN 2 above
380 Madison Avenue 12th
Floor
New York, NY 10017
---------------------------------------------------------------------------------------------------------------------------
Eric Green                   CB Capital Investors, LLC    January 1, 2000      TeleCorp PCS, Inc. ("TLCP")    See Table II
c/o Chase Capital Partners                                                                                   and FN 2 above
380 Madison Avenue 12th
Floor
New York, NY 10017
---------------------------------------------------------------------------------------------------------------------------
Michael R. Hannon            CB Capital Investors, LLC    January 1, 2000      TeleCorp PCS, Inc. ("TLCP")    See Table II
c/o Chase Capital Partners                                                                                   and FN 2 above
380 Madison Avenue 12th
Floor
New York, NY 10017
---------------------------------------------------------------------------------------------------------------------------
Donald J. Hofmann            CB Capital Investors, LLC    January 1, 2000      TeleCorp PCS, Inc. ("TLCP")    See Table II
c/o Chase Capital Partners                                                                                   and FN 2 above
380 Madison Avenue 12th
Floor
New York, NY 10017
---------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
                                                           Title of Derivative
                                                         Securities and Title and                                         Disclaims
                                                          Amounts of Securities    Ownership Form:   Nature of Indirect   Pecuniary
    Name and Address of        Designated Reporter(1)     Underlying Derivative     Direct (D) or   Beneficial Ownership Interest(5)
      Reporting Person                                          Securities          Indirect (I)

------------------------------------------------------------------------------------------------------------------------------------
John R. Baron                CB Capital Investors, LLC    See Table II and FN 2           I             See Explanatory       No
c/o Chase Capital Partners                                        above                                 Note 2 below
380 Madison Avenue 12th
Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------------
Mitchell J. Blutt            CB Capital Investors, LLC    See Table II and FN 2           I             See Explanatory       Yes
c/o Chase Capital Partners                                        above                                 Note 2 below
380 Madison Avenue 12th
Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------------
Chris C. Behrens             CB Capital Investors, LLC    See Table II and FN 2           I             See Explanatory       No
c/o Chase Capital Partners                                        above                                 Note 2 below
380 Madison Avenue 12th
Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------------
Arnold L. Chavkin            CB Capital Investors, LLC    See Table II and FN 2           I             See Explanatory       No
c/o Chase Capital Partners                                        above                                 Note 2 below
380 Madison Avenue 12th
Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------------
Eric Green                   CB Capital Investors, LLC    See Table II and FN 2           I             See Explanatory       Yes
c/o Chase Capital Partners                                        above                                 Note 2 below
380 Madison Avenue 12th
Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------------
Michael R. Hannon            CB Capital Investors, LLC    See Table II and FN 2           I             See Explanatory       No
c/o Chase Capital Partners                                        above                                 Note 2 below
380 Madison Avenue 12th
Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------------
Donald J. Hofmann            CB Capital Investors, LLC    See Table II and FN 2           I             See Explanatory       No
c/o Chase Capital Partners                                        above                                 Note 2 below
380 Madison Avenue 12th
Floor
New York, NY 10017
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

---------------------------------------------------------------------------------------------------------------------------
Stephen P. Murray            CB Capital Investors, LLC    January 1, 2000      TeleCorp PCS, Inc. ("TLCP")    See Table II
c/o Chase Capital Partners                                                                                   and FN 2 above
380 Madison Avenue 12th
Floor
New York, NY 10017
---------------------------------------------------------------------------------------------------------------------------
John M.B. O'Connor           CB Capital Investors, LLC    January 1, 2000      TeleCorp PCS, Inc. ("TLCP")    See Table II
c/o Chase Capital Partners                                                                                   and FN 2 above
380 Madison Avenue 12th
Floor
New York, NY 10017
---------------------------------------------------------------------------------------------------------------------------
Susan L. Segal               CB Capital Investors, LLC    January 1, 2000      TeleCorp PCS, Inc. ("TLCP")   See Table II
c/o Chase Capital                                                                                           and FN 2 above
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
---------------------------------------------------------------------------------------------------------------------------
Shahan D. Soghikian          CB Capital Investors, LLC    January 1, 2000      TeleCorp PCS, Inc. ("TLCP")   See Table II
c/o Chase Capital                                                                                           and FN 2 above
Partners
50 California Street, Suite
2940
San Francisco, CA 94111
---------------------------------------------------------------------------------------------------------------------------
Jeffrey C. Walker            CB Capital Investors, LLC    January 1, 2000      TeleCorp PCS, Inc. ("TLCP")   See Table II
c/o Chase Capital Partners                                                                                  and FN 2 above
380 Madison Avenue 12th
Floor
New York, NY 10017
---------------------------------------------------------------------------------------------------------------------------
Richard D. Waters            CB Capital Investors, LLC    January 1, 2000      TeleCorp PCS, Inc. ("TLCP")   See Table II
c/o Chase Capital Partners                                                                                  and FN 2 above
380 Madison Avenue 12th
Floor
New York, NY 10017
---------------------------------------------------------------------------------------------------------------------------
Damion E. Wicker             CB Capital Investors, LLC    January 1, 2000      TeleCorp PCS, Inc. ("TLCP")   See Table II
c/o Chase Capital Partners                                                                                  and FN 2 above
380 Madison Avenue 12th
Floor
New York, NY 10017
---------------------------------------------------------------------------------------------------------------------------
CCP European Principals, LLC CB Capital Investors, LLC    January 1, 2000      TeleCorp PCS, Inc. ("TLCP")   See Table II
c/o Chase Capital Partners                                                                                  and FN 2 above
380 Madison Avenue 12th
Floor
New York, NY 10017
---------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Stephen P. Murray            CB Capital Investors, LLC    See Table II and FN 2           I             See Explanatory        No
c/o Chase Capital Partners                                         above                                Note 2 below
380 Madison Avenue 12th
Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------------
John M.B. O'Connor           CB Capital Investors, LLC    See Table II and FN 2           I             See Explanatory        No
c/o Chase Capital Partners                                         above                                Note 2 below
380 Madison Avenue 12th
Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------------
Susan L. Segal               CB Capital Investors, LLC    See Table II and FN 2           I             See Explanatory       Yes
c/o Chase Capital                                                 above                                 Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------------
Shahan D. Soghikian          CB Capital Investors, LLC    See Table II and FN 2           I             See Explanatory        No
c/o Chase Capital                                                 above                                 Note 2 below
Partners
50 California Street, Suite
2940
San Francisco, CA 94111
------------------------------------------------------------------------------------------------------------------------------------
Jeffrey C. Walker            CB Capital Investors, LLC    See Table II and FN 2           I             See Explanatory        No
c/o Chase Capital Partners                                        above                                 Note 2 below
380 Madison Avenue 12th
Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------------
Richard D. Waters            CB Capital Investors, LLC    See Table II and FN 2           I             See Explanatory       Yes
c/o Chase Capital Partners                                        above                                 Note 2 below
380 Madison Avenue 12th
Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------------
Damion E. Wicker             CB Capital Investors, LLC    See Table II and FN 2           I             See Explanatory        No
c/o Chase Capital Partners                                        above                                 Note 2 below
380 Madison Avenue 12th
Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------------
CCP European Principals, LLC CB Capital Investors, LLC    See Table II and FN 2           I             See Explanatory        No
c/o Chase Capital Partners                                        above                                 Note 2 below
380 Madison Avenue 12th
Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------------


                                                                     Page 4 of 6
<PAGE

--------------------------------------------------------------------------------------------------------------------------
CCP Principals, LLC c/o      CB Capital Investors, LLC    January 1, 2000      TeleCorp PCS, Inc. ("TLCP")   See Table II
Chase Capital Partners                                                                                      and FN 2 above
380 Madison Avenue 12th
Floor
New York, NY 10017
--------------------------------------------------------------------------------------------------------------------------
Chase Capital Corporation    CB Capital Investors, LLC    January 1, 2000      TeleCorp PCS, Inc. ("TLCP")   See Table II
c/o Chase Capital Partners                                                                                  and FN 2 above
380 Madison Avenue 12th
Floor
New York, NY 10017
--------------------------------------------------------------------------------------------------------------------------
Chase Capital Partners 380   CB Capital Investors, LLC   January 1, 2000      TeleCorp PCS, Inc. ("TLCP")    See Table II
Madison Avenue 12th Floor                                                                                   and FN 2 above
New York, NY 10017
--------------------------------------------------------------------------------------------------------------------------
CB Capital Investors, Inc.   CB Capital Investors, LLC   January 1, 2000      TeleCorp PCS, Inc. ("TLCP")    See Table II
c/o Chase Capital Partners                                                                                  and FN 2 above
380 Madison
Avenue 12th Floor
New York, New York 10017
--------------------------------------------------------------------------------------------------------------------------
The Chase Manhattan Bank     CB Capital Investors, LLC   January 1, 2000      TeleCorp PCS, Inc. ("TLCP")    See Table II
270 Park Avenue                                                                                             and FN 2 above
35th Floor
New York, NY  10017
--------------------------------------------------------------------------------------------------------------------------
The Chase Manhattan          CB Capital Investors, LLC   January 1, 2000      TeleCorp PCS, Inc. ("TLCP")    See Table II
Corporation                                                                                                 and FN 2 above
270 Park Avenue
35th Floor
New York, NY  10017
--------------------------------------------------------------------------------------------------------------------------
I. Robert Greene             CB Capital Investors, LLC   January 1, 2000      TeleCorp PCS, Inc. ("TLCP")    See Table II
c/o Flatiron Partners                                                                                       and FN 2 above
257 Park Avenue South 12th
Floor
New York, NY 10010
--------------------------------------------------------------------------------------------------------------------------
Brian J. Richmand              CB Capital Investors,     January 1, 2000      TeleCorp PCS, Inc. ("TLCP")    See Table II
c/o Chase Capital Partners             LLC.                                                                 and FN 2 above
380 Madison Avenue 12th
Floor
New York, NY 10017
--------------------------------------------------------------------------------------------------------------------------
Jonas Steinmann              CB Capital Investors, LLC   January 1, 2000      TeleCorp PCS, Inc. ("TLCP")    See Table II
c/o Chase Capital Partners                                                                                  and FN 2 above
380 Madison Avenue 12th
Floor
New York, NY 10017
--------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
CCP Principals, LLC c/o      CB Capital Investors, LLC   See Table II and FN 2            I             See Explanatory       No
Chase Capital Partners                                           above                                  Note 2 below
380 Madison Avenue 12th
Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------------
Chase Capital Corporation    CB Capital Investors, LLC   See Table II and FN 2            I             See Explanatory       No
c/o Chase Capital Partners                                       above                                  Note 2 below
380 Madison Avenue 12th
Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------------
Chase Capital Partners 380   CB Capital Investors, LLC   See Table II and FN 2            I             See Explanatory       No
Madison Avenue 12th Floor                                        above                                  Note 3 below
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------------
CB Capital Investors, Inc.   CB Capital Investors, LLC   See Table II and FN 2            I             See Explanatory       No
c/o Chase Capital Partners                                       above                                  Note 4 below
380 Madison
Avenue 12th Floor
New York, New York 10017
------------------------------------------------------------------------------------------------------------------------------------
The Chase Manhattan Bank     CB Capital Investors, LLC   See Table II and FN 2            I             See Explanatory       No
270 Park Avenue                                                  above                                  Note 5 below
35th Floor
New York, NY  10017
------------------------------------------------------------------------------------------------------------------------------------
The Chase Manhattan          CB Capital Investors, LLC   See Table II and FN 2            I             See Explanatory       No
Corporation                                                      above                                  Note 6 below
270 Park Avenue
35th Floor
New York, NY  10017
------------------------------------------------------------------------------------------------------------------------------------
I. Robert Greene             CB Capital Investors, LLC   See Table II and FN 2            I             See Explanatory       No
c/o Flatiron Partners                                            above                                  Note 7 below
257 Park Avenue South 12th
Floor
New York, NY 10010
------------------------------------------------------------------------------------------------------------------------------------
Brian J. Richmand              CB Capital Investors,     See Table II and FN 2            I             See Explanatory       No
c/o Chase Capital Partners             LLC.                      above                                  Note 8 below
380 Madison Avenue 12th
Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------------
Jonas Steinmann              CB Capital Investors, LLC   See Table II and FN 2            I             See Explanatory       No
c/o Chase Capital Partners                                       above                                  Note 9 below
380 Madison Avenue 12th
Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------------

Explanatory Note:

1) The Designated Reporter is executing this report on behalf of all reporting persons, each of whom has authorized it to do so.

2) The amounts shown in the Tables as directly owned securities represent the beneficial ownership of the Issuer's equity securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because the reporting person is a partner of Chase Capital Partners ("CCP"), which is the manager, by delegation, of CBCI, LLC, pursuant to an advisory agreement with CB Capital Investors, Inc. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including internal rate of return and vesting of interests within CCP and CBCI, LLC.

3) The amounts shown in the Tables represent the beneficial ownership of the Issuer's equity securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because it is the non-managing member of CBCI, LLC and its manager, by delegation, pursuant to an advisory agreement with the managing member of CBCI, LLC. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CBCI, LLC.

4) The amounts shown in the Tables represent the beneficial ownership of the Issuer's equity securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because the reporting person is the managing member of CBCI, LLC. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CBCI, LLC.

5) The amounts shown in the Tables represent beneficial ownership of the Issuer's equity securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because it is the sole stockholder of the managing member of CBCI, LLC. The actual pro rata portion of such beneficial ownership that may be attributable to the reporting person is not readily determinate because it is subject to several variables, including the internal rate of return and vesting of interests within CBCI, LLC.

6) The amounts shown in the Tables represent the beneficial ownership of the Issuer's equity securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because the reporting person is (i) the sole stockholder of Chase Capital Corporation, which is a general partner of CCP, the non-managing member of CBCI, LLC and its manager, by delegation, pursuant to an advisory agreement with its managing member, and (ii) the sole stockholder of The Chase Manhattan Bank and the sole stockholder of CB Capital Investors, Inc. (the managing member of CBCI, Inc. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CBCI, LLC.

7) The amounts shown in the Tables represent the beneficial ownership of the Issuer's securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the non-managing member of CBCI, LLC and its manager, by delegation, until May 31, 1999. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CBCI, LLC.

8) The amounts shown in the Tables represent the beneficial ownership of the Issuer's securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the non-managing member of CBCI, LLC and its manager, by delegation, until December 31, 1999.

9) The amounts shown in the Tables represent the beneficial ownership of the Issuer's securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the non-managing member of CBCI, LLC and its manager, by delegation, until July 1, 1999.


                                                                     Page 6 of 6